Exhibit 1.04

Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Kate Corcoran Articulate Communications Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

FOR IMMEDIATE RELEASE

CDC Software Customer Improves Manufacturing Performance with CDC Factory and Wins Ventana
Research 2007 Performance Management Leadership Award

Berner Foods Wins Award for Achieving Increased Revenue, Throughput and Efficiency Using CDC
Factory

HONG KONG, ATLANTA –Nov. 08, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software applications and business services, announced today that its customer, Berner Foods has won a Ventana Research 2007 Performance Management Leadership Award based on measured performance improvements in manufacturing achieved with CDC Factory, the first packaged manufacturing operations management solution that integrates finite factory scheduling, manufacturing execution systems (MES), real-time performance management, quality, maintenance and analytics. Berner Foods, a leading supplier of quality food products including natural cheese, specialty performance cheese, processed cheese and soy beverages, won in the Technology Leadership Award – Operational Intelligence category.

Approaching full capacity and with an ambitious five year growth plan, Berner Foods wanted to improve throughput efficiencies and reduce performance variances — cutting changeover times, unplanned downtime and minor stoppages, as well as reducing re-work and waste. However, with no efficient or reliable system for collecting data, Berner was unable to identify the specific areas for performance opportunities. Berner fully implemented CDC Factory in less than 10 weeks and immediately identified the potential for a 20 percent improvement, or the equivalent to four million jars of its products.

“The CDC Factory applications helped us immediately identify bottlenecks within some of our processes,” said Gary Gold, vice president, Berner Foods. “Thus, we were able to analyze the data in CDC Factory and put fixes in place. We got an immediate return of potential capacity of 50 percent and increased OEE by 40 percent, With CDC Factory, it allowed the operators to make real time process adjustments in a pro-active rather than re-active state. Using CDC Factory, we are able to inform our Sales Department of capacity potential by product in order to take on new customers, adding millions of dollars to our revenues.”

“Ventana Research is proud to honor such a forward thinking company as Berner Foods with our Performance Management Leadership Award,” said Mark Smith, CEO and executive vice president of Research, Ventana Research. “The winners were chosen by an expert research team of Ventana Research, by scoring the submissions based on overall best practices plus alignment of people, process, information and technology and business impact. The winners were those organizations that have demonstrated these to the highest degree, such as Berner Foods.”

“We are delighted with this recognition for our client Berner Foods, who has demonstrated how CDC Factory can be used to deliver real and tangible benefits to a food manufacturer and make a direct and immediate impact to the bottom line, “ said Eric Musser, president and CEO of CDC Software.

About CDC Factory
CDC Factory is the first packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. Specifically designed for food and beverage, pharmaceutical packaging and consumer packaged goods manufacturers, CDC Factory enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance. For more information, visit: www.cdcfactory.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI (warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to CDC Factory, increasing throughput, increasing overall equipment effectiveness, and increasing efficiency and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of CDC Factory solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing CDC Factory solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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